Exhibit 99.1

VIASPACE SUBSIDIARY DIRECT METHANOL FUEL CELL CORPORATION COMPLETES DEVELOPMENT OF FUEL CELL
CARTRIDGE TEST DEVICE

PASADENA, CA.—October 26, 2006—VIASPACE Inc. (OTCBB: VSPC), a company that transforms proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions, announced today that its Direct Methanol Fuel Cell Corporation subsidiary has completed the development of a sophisticated test device for liquid fuel cell cartridges. The test device measures the flow rate, depletion percentage, orientation dependence and other properties of liquid fuel cell cartridges using a variety of pressurization mechanisms, micro pumps, pressure transducers, tilt angles and fuel valves.

Dr. Carl Kukkonen, CEO of both VIASPACE and Direct Methanol Fuel Cell Corporation, reports, “With this test device for liquid fuel cell cartridges, we are adding to our existing capabilities to design and qualify a variety of liquid fuel cell cartridges to existing IEC standards. Many of our potential customers are looking at very small fuel cell applications requiring cartridges holding as little as 6 ml of fuel. This new testing device will allow potential customers to evaluate the suitability of various cartridge designs for their fuel cell applications.”

About VIASPACE: Founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please see www.VIASPACE.com, or contact Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
—
This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The risks are outlined in our periodic filings with the U.S. Securities and Exchange Commission, as well as general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which VIASPACE has little or no control.